Exhibit 10.2

SWVA, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Effective as of September 1, 1997

This Plan has been established by SWVA, Inc. (the “Company”), effective as of September 1, 1997 (the “Effective Date”), for the purpose of providing supplemental retirement benefits to a select group of its management and highly compensated employees who are participants in the SWVA, Inc. Management Retirement Plan, as amended (the “Retirement Plan”). Participants in this Plan are provided Supplemental Contributions (as defined herein) to replace the portion of Discretionary Employer Contributions (also defined herein) that would have been allocated to their accounts under the Retirement Plan in the absence of the limitations imposed by Sections 401(a)(17) and 415 of the Code.

1. Definitions.

For purposes of this Plan, the following definitions apply:

(a) “Account” means the unfunded bookkeeping account established and maintained for each Participant pursuant to Section 3 hereof.

(b) “Affiliate” means any entity affiliated with the Company within the meaning of Code Sections 414(b) with respect to a controlled group of corporations, 414(c) with respect to trades of businesses under common control with the Company, 414(m) with respect to affiliated service groups and any other entity required to be aggregated with the Company under Section 414(o) of the Code. No entity shall be treated as an Affiliate for a period during which it is not part of the controlled group, under common control otherwise required to be aggregated under Code Section 414.

(c) “Board” means the Board of Directors of the Company.

(d) “Change of Control” means the occurrence of any of the following events:

(i)	Steel or the Company is party to a merger of combination under the terms of which any person or group as the term is used in Rule 13d-5 under the Securities Exchange Act of 1934 own 20% or more of the shares in the resulting company; or

(ii)	at least 50% in fair market value of Steel or the Company’s assets are sold; or

(iii)	at least 20% in voting power in election of directors of Steel’s or the Company’s capital stock is acquired by any one person or group as that term is used in Rule 13d-5 under the Securities Exchange Act of 1934; or

(iv)	the individuals comprising the Board of Directors of Steel on the Effective Date cease to comprise a majority of the Board of Directors of Steel; or

(v)	the individuals comprising the Board of Directors of the Company on the Effective Date cease to comprise a majority of the Board.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Committee” means the committee, if any, appointed by the Board to administer this Plan on its behalf. If no committee is appointed, the Board shall be deemed to be the Committee.

(g) “Company” means SWVA, Inc. or any successor thereto as a result of a merger or consolidation.

(h) “Discretionary Employer Contribution” means a profit sharing contribution made by the Company to the Retirement Plan pursuant to Section 4.06 of the Retirement Plan.

(i) “Employee” means any person employed by the Company or an Affiliate.

(j) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(k) “Participant” means any Employee whose Discretionary Employer Contribution which would be allocated to the Employee’s account under the Retirement Plan is limited by the annual compensation limitation imposed by Section 401(a)(17) of the Code and the limitation on “annual additions” impose by Section 415 of the Code and with regard to periods prior to the Effective Date, the individuals set forth on Exhibit A hereto.

(l) “Plan” means this SWVA, Inc. Supplemental Executive Retirement Plan, as amended from time to time.

(m) “Steel” means Steel of West Virginia, Inc., or any successor thereto as a result of a merger of consolidation.

(n) “Supplemental Contribution” means the amounts credited to a Participant’s Account pursuant to Section 2 hereof.

(o) “Termination of Employment” means a termination of employment as an Employee of the Company or any Affiliate for any reason whatsoever, including, without limitation, death, retirement, resignation or dismissal (with or without cause).

(p) “Valuation Date” means: (i) in the event of Termination of Employment for any reason, the last day of the month during which the Participants incurs a Termination of Employment and (ii) in the event of a Change of Control prior to a Termination of Employment, the last day of the month during which the Change of Control occurs.

2. Supplemental Contributions.

(a) On the same day that a Discretionary Employer Contribution is allocated to the Participant’s account maintained under the Retirement Plan, the Company shall credit to each Participant’s Account an amount equal to the difference, if any, between:

(i)	that portion of the Discretionary Employer Contribution which would have been allocated to the Participant’s account under the Retirement Plan had such amount been calculated without regard to (i) the annual compensation limitation imposed by Section 401(a)(17) of the Code, and (ii) the limitation of “annual additions” imposed by Section 415 of the Code; and

(ii)	that portion of the Discretionary Employer Contribution which actually was allocated to the Participants’ account under the Retirement Plan.

(b) The determination of the amount of any Supplemental Contribution shall be made by the Committee in its sole discretion.

3. Accounts and Earnings Factors.

(a) The Company shall establish an Account for each Participant which shall be credited with Supplemental Contributions and, thereafter, be adjusted to reflect earnings, losses, expenses and distributions at least annually or more frequently as determined by the Committee in its sole and absolute discretion. The Company shall issue a report to each Participant on a quarterly basis reflecting the Participant’s Account activity (including total account value, contributions made during the applicable quarter and earnings and losses) in a manner determined by the Company in its sole discretion.

(b) Amounts credited to a Participant’s Account shall be deemed to be invested in accordance with the Participant’s investment election under the Retirement Plan. Notwithstanding the foregoing, the Company, the Board and the Committee shall have no obligation to actually invest any assets in the investment vehicles selected by the Participants or in any other investment vehicle.

4. Vesting.

Each Participant shall at all times be one hundred percent (100%) vested in his Account balance.

5. Payment and Form of Benefits.

(a) In the event of Participant’s Termination of Employment other than due to death, the Participant’s Account balance, valued as of the Valuation Date, shall be paid in the form of a lump sum to the Participant as soon as administratively practicable following the Valuation Date (but in no event later than thirty days following the Valuation Date). Notwithstanding the foregoing, in the event of a Participant’s Termination of Employment other than death prior to the Effective Date, the Participant’s Account balance shall be valued as of the last day of the month preceding payment and shall be paid in the form of a lump sum to the Participant as soon as administratively practicable.

(b) In the event of a Change prior to Participant’s receipt of his Account balance, the Participant’s Account balance, valued as of the Valuation Date, shall be paid in the form of lump sum to the Participant as soon as administratively practicable following the Valuation Date (but in no event later than thirty days following the Valuation Date).

(c) Notwithstanding the foregoing, the Company shall have the right, in its sole and absolute discretion, to accelerate the payment of any and all benefits payable hereunder.

6. Death of Participant.

(a) In the event of a Participant’s death prior to his receipt of payment of his Account balance, the Participant’s Account balance, valued as of the date of the Valuation Date, shall be paid in the form of a lump sum to the participant’ beneficiary, as determined in accordance with Section 6(b) below, as soon as administratively practicable following the Valuation Date (but in no event later than thirty days following the Valuation Date).

(b) Each Participant may designate a beneficiary to receive any benefits payable as a result of such Participant’s death. The beneficiary designation shall be effective only if it is made on a beneficiary designation form prescribed by the Committee. A beneficiary designation may be revoked or changed by the Participant at any time by filing a new beneficiary designation form with the Committee. Absent a valid beneficiary designation hereunder, the Participant’s beneficiary hereunder shall be his or her beneficiary under Retirement Plan.

7. Reemployment.

If a Participant who has incurred a Termination of Employment is reemployed by the Company of an Affiliate prior to the payment of is Account balance, unpaid benefits accrued hereunder prior to his Termination of Employment shall again be governed by the terms of the Plan.

8. Claims Procedure.

(a) The Committee shall be responsible for determining all claims for benefits under this Plan by the Participants or their beneficiaries. Within ninety (90) days after receiving a claim (or within up to one hundred eighty (180) days, if the claimant is so notified, including notification of the reason for the delay), the Committee shall notify the Participant or beneficiary of its decision in writing, giving the reasons for its decision if adverse to the claim. If the decision is adverse to the claimant, the Committee shall advise him of the Plan provisions involved, of any additional information which he must provide to perfect his claim and why, and of his right to request a review of the decision.

(b) A claimant may request a review of an adverse decision by written request to the Committee made within sixty (60) days after receipt of the decision. The claimant, or his duly authorized representative, may review pertinent documents and submit written issues and comments.

(c) Within sixty (60) days after receiving a request for review, the Committee shall notify the claimant in writing of (i) its decision, (ii) the reasons therefore, and (iii) the Plan provisions upon which it is based.

(d) The Committee may at any time alter the claims procedure set forth above, so long as the revised claims procedure complies with ERISA, and the regulations issued thereunder.

(e) The Committee shall have the full power and authority to interpret, construe and administer this Plan in its sole discretion based on the provisions of the Plan and to decide any questions and settle all controversies that may arise in connection with the Plan. Both the Committee’s and the Board’s interpretations and construction thereof, and actions thereunder, made in the sole discretion of the Committee and the Board, including any Account valuation, any determination under this Section 8, or the amount of the payment to be made hereunder, shall be final, binding and conclusive on all persons for all persons. No member of the Board or Committee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan.

(f) The Committee shall determine, subject to the provisions of this Plan: (i) the additional Employees who shall participate in this Plan from time to time; and (ii) when an Employee shall cease to be a Participant.

9. Construction of Plan.

Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create to be construed to create a trust of any kind, or a fiduciary relationship between the Company and the Participants, their beneficiaries of any other person. The Company is not required to and shall not, for federal income tax purposes or otherwise, fund this Plan. Any contributions credited to an Account and deemed invested under this Plan shall continue for all purposes to be part of the general assets of the Company and person other than Company shall by virtue of the provisions of this Plan have any interest in such amounts. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

10. Top Hat Plan.

It is the Company’s intention that this Plan be construed as an unfunded, non-qualified deferred compensation plan maintained for a select group of management of highly compensated employees within the meaning of Section 201(2) of ERISA.

11. Payment Not Salary.

The benefits payment hereunder shall not be deemed salary or other compensation to the Participants for purposes of computing benefits to which he may be entitled under the Retirement Plan or any other retirement or welfare plan or arrangement of the Company.

12. Withholdings.

The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state, local income or other taxes incurred by reason of this Plan.

13. Assignment.

This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Participants and their heirs, executors, administrators and legal representatives. In the event that the Company sells all or substantially all of the assets of its business and the acquirer of such assets assumes in writing the obligations hereunder, the Company shall be released from any liability imposed herein and shall have no obligation to provide any benefits payable hereunder.

14. Non-Alienation of Benefits.

The benefits payable under this Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause any benefits to be so subjected shall not be permitted.

15. Amendment or Termination of Plan.

The Board or the Committee may amend (retroactively or otherwise) this Plan from time to time in any respect, and may at any time terminate this Plan in its entirety. In addition, at any time, the Board or the Committee may exclude any Participant from further participation in this Plan. In the event of any amendment, termination of exclusion, the Participant shall have a vested right to a benefit from this Plan equal to his total Account balance as of the date such termination, amendment or exclusion or the first date thereafter on which the Participant’s Account can be valued. In the event of termination of this Plan or exclusion of a Participant, the Company may distribute to each Participant, as it deems appropriate, such Participant’s Account balance as of such date or the first date thereafter on which the Participant’s Account can be valued (as if a Termination of Employment had occurred) and have no further obligation hereunder. Any such action by the Board or the Committee with respect to this Plan shall be final, binding and conclusive on all parties.

16. Minors and Incompetents.

If the Committee finds that any person to whom payment is payable under this Plan is unable to care for his affairs because of illness or accident, or is a minor, any payment due (unless a prior claim therefore shall have been made by a duly appointed guardian, committee or other legal representative) may be paid in the form of lump sum distribution to one of the following: (i) the spouse, (ii) a child, (iii) a parent, (iv) a brother or sister, or (v) to any person deemed by the Committee to have incurred expense for the person otherwise entitled to payment, as determined by the Committee in its sole discretion. Notwithstanding the foregoing, the Committee may, in its sole discretion, divide the lump sum distribution payable hereunder between or among the individuals described in subsections (i) through (v) of the previous sentence in the proportions determined by the Committee in its sole discretion. Any payment under this Section 16 of the value of a lump sum distribution payable hereunder shall be a complete discharge of the liabilities of the Company under this Plan.

17. Limitation of Rights.

Nothing contained herein shall be construed as conferring upon any Employee or Participant the right to continue in the employ of the Company as an executive or in any other capacity or to interfere with the Company’s right to discharge him at any time for any reason whatsoever.

18. Non-Exclusivity.

The adoption of this Plan by the Company shall not be construed as creating any limitations on the power of the Company to adopt such other supplemental retirement income arrangements as it deems desirable, and such arrangements may be either generally applicable or limited in application.

19. Gender and Number.

Wherever used in this Plan, the masculine shall be deemed to include the feminine and the singular shall be deemed to include the plural, unless the context clearly indicates otherwise.

20. Severability.

In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision never existed.

21. Headings and Captions.

The headings and captions herein are provided for reference and convenience only. They shall not be considered part of this Plan and shall not be employed in the construction of this Plan.

22. Governing Law.

To the extent legally required, the Code and ERISA shall govern this Plan and, if any provision hereof is in violation of any applicable requirement thereof, the Company reserves the right to retroactively amend this Plan to comply therewith. To the extent not governed by the Code and ERISA, this Plan shall be governed by the laws of the State of West Virginia, without regard to conflict of law provisions.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed the date first set forth above.

SWVA, INC.

By:	/s/ Mark G. Meikle
Title:	Vice President & CFO

EXHIBIT A

Participant	Effective Date of Participation
1. Robert Bunting	June, 1994

2. Timothy Duke	October, 1996